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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Western Digital Corporation:

     We consent to the incorporation by reference in the Registration Statements (Nos. 2-76179, 2-97365, 33-57953, 33-9853, 33-15771, 33-60166, 33-60168 and
33-51725) on Form S-8 of Western Digital Corporation of our report dated July 24, 1996, relating to the consolidated balance sheets of Western Digital Corporation as of June 29, 1996 and July 1, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 29, 1996, and the related schedule, which report appears in the June 29, 1996 Annual Report on Form 10-K of Western Digital Corporation.

                                          KPMG PEAT MARWICK LLP

Orange County, California
September 16, 1996